Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES DEFINITIVE AGREEMENT

TO ACQUIRE VETH PROPULSION

● $59 Million Acquisition Expected to Add $60 Million of Sales
● Increases Twin Disc’s Marine Market Opportunity
● Creates Leading Global Power Control Business for the Marine Industry

RACINE, Wis. – June 13, 2018 – Twin Disc, Inc. (NASDAQ: TWIN) (“Twin Disc” or “the Company”), a global leader in power transmission technology and equipment for marine and land-based applications, announced today that it has entered into a definitive agreement to acquire Veth Propulsion Holding, B.V. and its wholly-owned subsidiaries (“Veth Propulsion”), a global supplier of main and auxiliary marine propulsion products. The purchase price is approximately $58.6 million (€49.7 million) plus net cash, with potential adjustments based on Veth Propulsion’s working capital as of the closing date, and will be financed through a combination of cash and new debt facilities. Additional consideration of up to approximately $3.9 million (€3.3 million) will be paid in Twin Disc common stock if certain earn-out provisions are met. The acquisition is expected to be completed in July 2018 and is subject to typical closing conditions.

For over 65 years, Veth Propulsion has provided the global marine industry with innovative and leading propulsion and power control products and associated services. Headquartered in Papendrecht, Netherlands Veth Propulsion is a customer-oriented manufacturer of azimuth rudder propellers, thrusters and generator sets, and is a supplier and repairer of diesel engines. In December 2015, Veth Propulsion selected Twin Disc as its distributor for select Asian markets. This unique relationship expanded with a North American distribution partnership in 2016.

“As we celebrate our 100th anniversary, I am excited to announce the accretive acquisition of Veth Propulsion. Twin Disc has worked with Veth Propulsion for over two years and the companies share similar cultures based on providing customers with high-quality products and leading design, engineering, and manufacturing services,” said John H. Batten, President and CEO of Twin Disc. “Veth Propulsion strategically expands our global market opportunity, increases our size, scale, and scope within the marine industry, and diversifies our end-market penetration. This is part of our continual strategy to diversify our geographies, markets, and products.”

Strategic Fit of Veth Propulsion with Twin Disc:

●	Broad and complementary product portfolio provides added value to new and existing customers
●	Further globalizes Twin Disc’s engineering talent and creates opportunities for faster marine and propulsion product development, including hybrid technologies
●	Reduces Twin Disc’s dependence on oil and gas, with new technology and sales outside of this market
●	Creates significant synergy opportunities through increased global sales, service and after-sales support of up to $2 million in operating income on an annual basis by fiscal year 2021
●	Produces compelling value creation opportunity, with strong earnings accretion and continued balance sheet flexibility

“Veth Propulsion has extensive experience in engineering and product development that will enhance our current product portfolio,” continued Batten. “Innovations like Veth Propulsion’s industry-recognized Hybrid Drive and Integrated L-Drive will open new markets and opportunities for growth for Twin Disc.”

“The market for azimuth thruster systems is well established,” said Erik Veth, General Manager. “This partnership provides Veth Propulsion with the opportunity for increased growth with world-class service and support in a truly global market. The Veth Propulsion management team views Twin Disc as the perfect acquirer of Veth Propulsion, and we believe that Veth Propulsion’s growth and success will be enhanced under Twin Disc’s ownership.”

For calendar 2018, Veth Propulsion is expected to achieve sales of $60 million (€51 million). The acquisition is expected to be accretive to Twin Disc’s U.S. GAAP earnings by the second year of ownership, in fiscal year ended June 30, 2020.

As part of the acquisition, Twin Disc expects to close a new $50 million asset-based line of credit and $35 million term note.

Twin Disc’s financial advisor for the transaction was Robert W. Baird & Co. PricewaterhouseCoopers Advisory N.V. acted as accounting advisor, and Loyens & Loeff N.V. served as legal advisor.

Conference Call

Twin Disc will be hosting a conference call to discuss this transaction and to answer questions at 1:00 p.m. Eastern Time on June 13, 2018. To participate in the conference call, please dial 800-347-6311 five to ten minutes before the call is scheduled to begin. A replay will be available from 4:00 p.m. June 13, 2018 until midnight June 20, 2018. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 2356398.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

About Veth Propulsion:

Operating internationally, Veth Propulsion has a long résumé of successful installations of its innovative products in inland and offshore commercial and military vessels. The company engineers and manufactures azimuth rudder propellers, thrusters and marine electronics, and is a supplier and servicer of diesel engines and generator sets. Since 1951, its quality equipment has been widely respected by shipyards and naval architects worldwide. More information is available at http://www.vethpropulsion.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

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